Exhibit 3.49

            State of Delaware

            Secretary of State

      Division of Corporations

Delivered 09:25 AM 10/04/2007

    FILED 09:13 AM 10/04/2007

SRV 071082910 – 4434495 FILE

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

ARLINGTON STORAGE COMPANY, LLC

THIS CERTIFICATE OF FORMATION of Arlington Storage Company, LLC (the “Company”), dated as of October 4, 2007, is executed and filed by David A. T. Donohue, duly authorized to execute and file this Certificate, for the purpose of forming the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.	Name. The name of the limited liability company is Arlington Storage Company, LLC.

2.	Registered Office; Registered Agent. The Company’s Registered Office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Resident Agent in charge thereof is: Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first above written.

/s/ David A. T. Donohue
David A. T. Donohue, Authorized Person